Exhibit 99.1
UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

In this exhibit, the term "FirstMerit" refers to FirstMerit Corporation and its subsidiaries and the term "Citizens" refers to Citizens Republic Bancorp, Inc.

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of FirstMerit and of Citizens and its subsidiaries, as an acquisition by FirstMerit of Citizens using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the purchase method of accounting, the assets and liabilities of Citizens will be recorded by FirstMerit at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with FirstMerit’s Quarterly Report on Form 10-Q for the period ended September 30, 2012 and Annual Report on Form 10-K for the calendar year ended December 31, 2011, and in conjunction with Citizens’ financial statements included in Exhibit 99.1 and Exhibit 99.2 of FirstMerit's Current Report on Form 8-K filed on November 23, 2012.

The merger was announced on September 13, 2012, and provides that each outstanding share of Citizens common stock will be canceled and converted into the right to receive 1.37 shares of FirstMerit common stock. Any shares of Citizens common stock that are owned by Citizens, FirstMerit or any of their respective subsidiaries, other than in a fiduciary capacity, will be canceled without any consideration. At the effective time of the merger, the Citizens TARP Preferred Stock will be canceled and converted into the right to receive cash in the aggregate amount equal to the liquidation preference of the Citizens TARP Preferred Stock plus all accrued, cumulated and unpaid dividends thereon. The net proceeds of a planned issuance by FirstMerit of preferred equity and debt will be used to fund the payoff. The preferred equity is expected to be Tier 1 capital and the debt is expected to be Tier 2 capital for regulatory purposes. The merger agreement further provides that the Citizens TARP Warrant will be converted automatically into a warrant to purchase FirstMerit common stock in accordance with the terms of the Citizens TARP Warrant. The number of FirstMerit common shares for which the Citizens TARP Warrant will become exercisable and the exercise price will be adjusted to reflect the 1.37 share exchange ratio. FirstMerit presently does not intend to repurchase the Citizens TARP Warrant from the Treasury.

The merger will be a “reorganization” for Federal income tax purposes and FirstMerit and Citizens shareholders generally will not recognize, for Federal income tax purposes, any gain or loss on the merger, or the receipt of shares of FirstMerit common stock.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transactions had occurred on September 30, 2012. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2012, and the year ended December 31, 2011, give effect to the merger as if the transactions had become effective at the beginning of January 1, 2011.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information is preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of FirstMerit and its subsidiaries, and the historical consolidated financial statements and related notes thereto of Citizens and its subsidiaries, and in conjunction with Citizens’ financial statements included in Exhibit 99.1 and Exhibit 99.2 of FirstMerit's Current Report on Form 8-K filed on November 23, 2012.

FIRSTMERIT CORPORATION AND SUBSIDARIES
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2012
(Dollars in thousands, except per share amounts)	FirstMerit As Reported	Citizens As Reported	Ref	Pro Forma Adjustments	Pro Forma Combined FirstMerit
ASSETS
Cash and cash equivalents	$238,417	$386,523	A,J	$1,420	$626,360
Investment securities	3,673,354	2,977,194	H	65,000	6,715,548
Loans, including loans held for sale	9,508,889	5,460,966	E	(364,100)	14,605,755
Allowance for loan losses	(142,586)	(122,125)	B	122,125	(142,586)
Net loans	9,366,303	5,338,841		(241,975)	14,463,169
Premises and equipment	182,043	92,005		—	274,048
Goodwill	460,044	318,150	C,K	(60,698)	717,496
Intangible assets	6,817	5,792	C,F	75,608	88,217
Other assets	701,865	606,285		—	1,308,150
Total Assets	$14,628,843	$9,724,790		$(160,645)	$24,192,988

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$11,532,426	$7,302,965	G	$44,000	$18,879,391
Borrowings	1,141,538	895,277	A,D,P	361,685	2,398,500
Other liabilities	330,175	168,351	I - J	(140,813)	357,713
Total Liabilities	13,004,139	8,366,593		264,872	21,635,604

SHAREHOLDERS' EQUITY
Preferred stock	—	290,580	A,J,P	(190,580)	100,000
Common stock	127,937	1,436,925	A	(1,436,925)	127,937
Capital surplus	473,781	—	K	832,680	1,306,461
Retained earnings (deficit)	1,175,001	(363,659)	A	363,659	1,175,001
Accumulated other comprehensive gain (loss)	(13,900)	(5,649)	A	5,649	(13,900)
Treasury stock	(138,115)	—	A	—	(138,115)
Total shareholders equity	1,624,704	1,358,197		(425,517)	2,557,384
Total liabilities and shareholders' equity	$14,628,843	$9,724,790		$(160,645)	$24,192,988

Shares outstanding	109,653	40,509		14,988	165,150
Book value per common share	$14.82	$26.36			$14.88

See notes to the unaudited pro forma condensed combined financial information

FIRSTMERIT CORPORATION AND SUBSIDARIES
Unaudited Pro Forma Condensed Combined Income Statement
For the nine months ended September 30, 2012
(Dollars in thousands, except per share amounts)	FirstMerit As Reported	Citizens As Reported	Ref	Pro Forma Adjustments	Pro Forma Combined FirstMerit
Interest income	$385,317	$282,139	M	$15,552	$683,008
Interest expense	29,717	54,536	L,M,P	(1,437)	82,816
Net interest income	355,600	227,603		16,989	600,192
Provision for loan losses	42,436	18,891		—	61,327
Net interest income after provision for loan losses	313,164	208,712		16,989	538,865
Other income	161,952	70,296		—	232,248
Other expense	341,432	205,494	M	6,105	553,031
Income before income tax expense	133,684	73,514		10,884	218,082
Income tax expense (benefit)	37,802	(275,514)		3,592	(234,120)
Net income	95,882	349,028		7,292	452,202
Preferred stock dividends	—	(18,127)	N,O,P	13,102	(5,025)
Net income to common shareholders	$95,882	$330,901		$20,394	$447,177
Earnings Per Share
Basic	$0.88	$8.19			$2.70
Diluted	0.88	8.19			2.70
Average Shares Outstanding
Basic	109,473	39,469		16,940	165,882
Diluted	109,473	39,469		16,940	165,882

See notes to the unaudited pro forma condensed combined financial information

FIRSTMERIT CORPORATION AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Income Statement
For the year ended December 31, 2011
(Dollars in thousands, except per share amounts)	FirstMerit As Reported	Citizens As Reported	Ref	Pro Forma Adjustments	Pro Forma Combined FirstMerit
Interest income	$538,256	$407,819	M	$20,737	$966,812
Interest expense	58,629	94,709	L,M,P	(1,917)	151,421
Net interest income	479,627	313,110		22,654	815,391
Provision for loan losses	74,388	138,808		—	213,196
Net interest income after provision for loan losses	405,239	174,302		22,654	602,195
Other income	224,757	95,257		—	320,014
Other expense	464,345	283,150	M	8,140	755,635
Income before income tax expense	165,651	(13,591)		14,514	166,574
Income tax expense (benefit)	46,093	(20,258)		4,790	30,625
Net Income	119,558	6,667		9,724	135,949
Preferred stock dividends	—	(22,985)	N,O,P	16,285	(6,700)
Net income to common shareholders	$119,558	$(16,318)		$26,009	$129,249
Earnings Per Share
Basic	$1.10	$(0.41)			$0.78
Diluted	1.10	(0.41)			0.78
Average Shares Outstanding
Basic	109,102	39,422		16,694	165,218
Diluted	109,102	39,422		16,694	165,218

See notes to the unaudited pro forma condensed combined financial information

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, giving effect to the merger involving FirstMerit and Citizens; the planned repurchase by FirstMerit of the Citizens TARP Preferred Stock; a planned issuance by FirstMerit of preferred equity and debt; a planned payment in full of the accrued interest on the Citizens junior subordinated debentures, approximating $16.5 million, associated with the Citizens’ Trust Preferred Securities (as defined below), prior to the closing of the merger as if the transactions had occurred as of the beginning of the earliest period presented. The merger will be a “reorganization” for Federal income tax purposes and FirstMerit and Citizens shareholders generally will not recognize, for Federal income tax purposes, any gain or loss on the merger, or the receipt of shares of FirstMerit common stock.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger, repurchase of the Citizens TARP Preferred Stock, the planned preferred equity issuance and debt issuance been consummated at January 1, 2011, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to the current presentation. The merger, which is currently expected to be completed in the second quarter of 2013, provides for the issuance of 1.37 shares of FirstMerit Corporation common stock in exchange for each share of Citizens common stock and is subject to approval of FirstMerit and Citizens shareholders and certain regulatory agencies.

The merger will be accounted for as an acquisition by FirstMerit using the purchase method of accounting. Accordingly, the assets and liabilities of Citizens will be recorded at their respective fair values and the values used represent management’s estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, additional information that becomes available and additional analysis that is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analysis to determine the fair value of Citizens’ tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executor contracts, and other items of Citizens as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Citizens’ shareholders’ equity through the date the merger is completed will also change the purchase price allocation, which may include the recording of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The accounting policies of both FirstMerit and Citizens are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 2—Repurchase of TARP Preferred Stock, TARP Warrant Conversion and redemption of Citizens Trust Preferred Securities

Citizens has $300.0 million of Citizens TARP preferred stock issued and outstanding plus accumulated but unpaid dividends of approximately $44.2 million at September 30, 2012. All shares of Citizens TARP Preferred Stock were issued to, and are held by, the Treasury pursuant to the Troubled Asset Relief Program Capital Purchase Program. FirstMerit plans to repurchase at the closing of the merger, the Citizens TARP Preferred Stock including accrued interest. FirstMerit plans to issue preferred equity and debt that will be used to fund the repurchase and payment of accrued interest.

On December 12, 2008, in connection with the issuance of its Citizens TARP Preferred Stock, Citizens issued a warrant to the Treasury to purchase 1,757,813 shares of Citizens common stock at $25.60 per share. The Citizens TARP Warrant will cease to represent any rights to purchase Citizens common stock and will be converted automatically into a warrant to purchase FirstMerit common stock in accordance with the terms of the Citizens TARP Warrant. The number of FirstMerit common shares for which the Citizens TARP Warrant will become exercisable and the exercise price will be adjusted to reflect the 1.37 share exchange ratio. FirstMerit presently does not intend to repurchase the Citizens TARP Warrant from the Treasury.

Citizens issued junior subordinated debentures to Citizens Funding Trust I, a Delaware statutory trust (“CFT I”), and Citizens Michigan Statutory Trust I, a Connecticut statutory trust (“CMST I”). CFT I and CMST I each issued trust preferred securities (the “Citizens’ Trust Preferred Securities”). CFT I and CMST I have outstanding Citizens’ Trust Preferred Securities of $48.7 million and $25.8 million, respectively. Beginning in the first quarter of 2010, Citizens deferred payment of interest on its outstanding junior subordinated debentures relating to the Citizens Trust Preferred Securities and suspended quarterly cash dividend payments on Citizens’ TARP Preferred Stock. As of September 30, 2012, the amount of accrued but unpaid interest on the junior subordinated debentures associated with the Citizens’ Trust Preferred Securities was approximately $13.8 million.

Note 3—Purchase Price Allocation

The pro forma adjustments include the purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. For purposes of this pro forma analysis, fair value adjustments, other than goodwill and adjustments to acquired impaired loans, are amortized/accreted on a straight-line basis over their estimated average remaining lives. Estimated accretion and amortization on borrowings are based on estimated maturity by type of borrowing. When the actual amortization/accretion is recorded for periods following the merger closing, the effective yield method will be used where appropriate. Tax expense related to the net fair value adjustments is calculated at the statutory 33% tax rate.

Included in the pro forma adjustments are core deposit intangibles of $81.4 million. The core deposit intangibles are separate from goodwill and amortized on a straight-line basis over its estimated average remaining life. When the actual amortization is recorded for periods following the merger closing, the straight line or sum-of-the-years digits method will be used. Goodwill totaling $257.5 million is included in the pro forma adjustments, and is not subject to amortization. The purchase price is contingent on FirstMerit's price per common share at the date of close, which has not yet occurred. Accordingly, a 10% increase or decrease in FirstMerit's most recently used price per common share would result in a corresponding goodwill adjustment of approximately $83.1 million. The allocation of purchase price is as follows:

Purchase Price Allocation
(dollars in thousands, except per share amounts)
Pro Forma Purchase Price
Citizens common shares outstanding as of the most recent filing		40,500
Price per share, based on FirstMerit price of $15.01 at January 09, 2013		$20.56
Total pro forma price from common stock		832,680
Repurchase of Citizens TARP preferred stock		350,000
Total proforma purchase price		$1,182,680
Citizens Net Assets at Market Value
Assets
Cash and due from banks	$387,943
Securities	3,042,194
Loans, net of unearned income and loans held for sale	5,096,866
Property and equipment	92,005
Intangible assets	81,400
Other assets	606,285
Total Assets	$9,306,693
Liabilities
Deposits	$7,346,965
Borrowings	1,006,962
Other liabilities	27,538
Total Liabilities	$8,381,465
Net Assets		925,228
Preliminary Pro forma Goodwill		$257,452

Note 4—Estimated Amortization/accretion of Purchase Accounting Adjustments

The following table sets forth an estimate of the expected effects of the projected aggregate purchase accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of FirstMerit after the merger with Citizens:

	Discount accretion (premium amortization)
	For the year ended December 31,
(Unaudited, in thousands)	2013	2014	2015	2016	2017
Securities	$(13,000)	$(13,000)	$(13,000)	$(13,000)	$(13,000)
Loans, net of unearned income and loans held for sale (1)	33,737	23,853	19,846	16,264	14,095
Deposits	14,667	14,667	14,667	—	—
Intangible assets	(8,140)	(8,140)	(8,140)	(8,140)	(8,140)
Increase (decrease) in pre-tax net income	$27,264	$17,380	$13,373	$(4,876)	$(7,045)

(1) Accretion is based on the difference between the fair value and the outstanding principal balance of only acquired nonimpaired loans, recognized over the remaining term of the loans.
The actual effect of purchase accounting adjustments on the future pre-tax income of FirstMerit will differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

Note 5—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 33% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

A.
Borrowings and preferred equity for FirstMerit are adjusted by the anticipated preferred equity and debt issuances for net proceeds of $347.0 million, which issuances are planned to occur prior to the closing of the merger.

B.
Elimination of Citizens existing loan loss reserves as purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

C.	Elimination of Citizens goodwill and core deposit intangible asset.

D.	Represents the gross fair value mark on borrowings assumed and the related deferred tax assets of $36.9 million.

E.
Loans were adjusted for credit deterioration of the acquired portfolio in the gross amount of approximately $377.6 million. A further fair value adjustment to reflect current interest rates and spreads in the gross amount of approximately $13.5 million partially offset the credit deterioration adjustment.

F.
Other intangible assets were adjusted to establish identifiable intangibles for estimated core deposit intangibles associated with the merger. Final intangible assets will be determined after the merger is completed as discussed in Note 1, which could result in addition tangible and identifiable assets and liabilities not yet identified, such as customer relationship and trade name intangibles. Preliminary analysis has identified a core deposit intangible in the gross amount of approximately $81.4 million.

G.	A fair value adjustment on deposits was made to reflect current interest rates and spreads in the gross amount of approximately $44.0 million.

H.	Securities classified as held-to-maturity were adjusted by the gross amount of approximately $65.0 million for their fair value.

I.	A net deferred tax asset in the approximate amount of $82.8 million was recorded in conjunction with all amounts shown gross above.

J.
First Merit plans to redeem at closing all of the Citizens TARP Preferred Stock including accrued dividends, that Citizens issued to Treasury under its Capital Purchase Program, which is expected to be $348.6 million and includes approximately $44.2 million in accrued dividends recorded in other liabilities.

K.	See Note 3 for the purchase price allocation and calculation of preliminary goodwill.

L.	Interest expense related to the debt issuance by FirstMerit at an estimated interest rate of 5.10%, or $12.8 million annually, is included in the pro forma income statements.

M.	See Note 4 for the estimated amortization/accretion adjustments included in the pro forma income statements.

N.	Dividends related to the planned preferred equity issuance by FirstMerit at an estimated rate of 6.70%, or $6.7 million annually, is included in the pro forma income statements.

O.	Elimination of Citizens preferred stock dividend, amortization of discount on deemed dividend and amounts related to participating securities.

P.
The actual amount of the proposed debt issuance and proposed preferred equity issuance, as well as the actual interest expense in connection with the proposed debt issuance and the actual dividends in connection with the proposed preferred equity issuance, could vary from the estimated amounts based on, among other things, prevailing market conditions and the mix and size of the actual capital raise.

Note 6—Estimated cost savings and merger integration costs

Estimated cost savings, expected to approximate 22% of annualized pre-tax operating expenses, are excluded from this pro forma analysis. Cost savings are estimated to be realized at 31% in the first year after the acquisition and 100% in subsequent years. In addition, estimated merger-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be $87.1 million.